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                                                                    EXHIBIT 99.1



                             NOTICE OF FORBEARANCE


         WHEREAS, David Gould ("Borrower") is indebted to Witness Systems, Inc., a Delaware corporation (the "Lender"), for the amount of $1,519,114.54, which represents the principal and accrued interest, as of September 30, 2002, on that certain promissory note dated March 15, 2002, in the original principal amount of One Million Four Hundred Seventy-Eight Thousand Eight Hundred Thirty-Two Dollars and Thirty-Eight Cents ($1,478,832.38) (the "Note"); and

         WHEREAS, the Note is a full recourse obligation of Mr. Gould and is secured by collateral consisting of pledged shares of the common stock of the Company; and

         WHEREAS, due to a decline in the current Market Value of the pledged shares, the collateral does not, at the present time, have a Collateral Value equal to at least 2.5 times the balance of the Note; and

         WHEREAS, under Section 4.b. of the Note, Lender may require the pledge of additional collateral or a reduction in the unpaid principal balance of the Note; and

         WHEREAS, the Board of Directors of the Lender has considered its alternatives with respect to possible actions and remedies against the Borrower and the Collateral under the Note, and has concluded that it would be in the best interests of the Lender and its shareholders to refrain, for the time being, from pursuing such actions and remedies;

         NOW, THEREFORE, NOTICE IS HEREBY GIVEN that Lender agrees to forbear, for the time being, pursuit of its rights to demand additional collateral or to demand prepayment in accordance with the terms of the Note. This forbearance shall be in no way act as a waiver, release or relinquishment by Lender of any of its rights or remedies at law or in equity, nor shall it constitute a modification or amendment of the Note. It is not a waiver or release of Lender's rights at any time now or in the future to exercise any and all rights conferred upon Lender by the Note or otherwise at law or in equity, including but not limited to the right to commence foreclosure against Lender's collateral or to institute collection proceedings against Borrower.

         The undersigned has given this notice this 17th day of October, 2002.


                                     WITNESS SYSTEMS, INC.



                                     By: /s/ Joel Katz
                                         -------------------------------------
                                         Joel Katz
                                         Chairman, Audit Committee of the
                                         Board of Directors